EXHIBIT 13


                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075
                     TEL. (248) 262-1000 FAX (248) 357-6116


                                  May 22, 2000


BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------

Board of Directors
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana  46545

Dear Directors:

                     It is my understanding that, as required by law, Quality Dining will today be announcing whether the Board recommends acceptance or rejection of (or takes no position on) NBO's offer to purchase all Quality Dining shares at $5.00 per share. We believe shareholders should have the benefit of your recommendation in considering this matter. Regardless of your recommendation, however, we urge you to take the steps necessary to allow shareholders to truly decide for themselves whether to accept or reject our offer.

                     More specifically, we are requesting you to agree that, if shareholders tender a number of shares which, together with our shares, represent a majority of all outstanding shares on a fully diluted basis, Quality Dining will fully cooperate with NBO and take such steps as are necessary to satisfy all conditions to our offer that are within the company's control. In this way, Quality Dining shareholders, with both our offer and your recommendation in hand, can decide whether to tender their shares with the assurance that the company will not frustrate the decision of the holders of a majority of its shares.

                                                Very truly yours,

                                                /s/ David W. Schostak

                                                David W. Schostak

cc:  Philip J. Faccenda
     Daniel B. Fitzpatrick
     James K. Fitzpatrick
     Ezra H. Friedlander
     Steven M. Lewis
     Christopher J. Murphy III
     Bruce M. Jacobson